EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-182433, and 333-233971 on Form S-8 of Westamerica Bancorporation of our report dated February 28, 2025 relating to the financial statements and effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K.

/s/ Crowe LLP

Crowe LLP

Sacramento, California

February 28, 2025